UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 22, 2005

Date of Report (Date of earliest event reported)

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

383 Colorow Drive

Salt Lake City, Utah 84108

(Address of principal executive offices)

(801) 583-4939

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On December 20, 2005, we entered into an Agreement of Purchase and Sale with BioMed Realty, L.P., a Maryland limited partnership, pursuant to which we will sell and leaseback our 93,000 square foot laboratory and office building located at 383 Colorow Drive, Salt Lake City, Utah. The building is located on land in the Research Park of the University of Utah and is the subject of a 40-year ground lease, which we assigned and BioMed assumed at the closing of the sale transaction on December 22, 2005. The sale price of $19,000,000 for the building less miscellaneous closing expenses was paid to us in cash at the closing. The purchase agreement provides that we will lease the building back from BioMed as described below and contains customary representations and warranties, closing conditions, termination provisions and other provisions for a transaction of this nature.

Lease Agreement

On December 22, 2005, we entered into a 15-year lease agreement with BMR-383 Colorow Drive LLC (a subsidiary of BioMed Realty) as part of the closing of the sale-leaseback transaction described above. We will pay base rent of $155,000 per month for the first three (3) years of the lease. After year three, our rent increases at the rate of 2.75% per year for the remainder of the lease. The lease is a triple-net lease and, as a result, we will continue to pay all costs associated with the building, including costs for maintenance and repairs, taxes and insurance. We will also continue to pay the lease payment under the ground lease with the University of Utah. Upon the expiration of the lease term, we have the right to (i) extend the lease for two separate five (5) year periods, each at the current fair-market-rental value of the building, or (ii) purchase the building for 115% of its then fair-market-value.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 22, 2005, we entered into a lease agreement in connection with the sale and leaseback of our laboratory and office building in Salt Lake City, Utah as described in Item 1.01 above. The terms and conditions of the lease agreement disclosed in Item 1.01 are incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2005	NPS PHARMACEUTICALS, INC.

	By:	/s/ KEVIN J. ONTIVEROS
Kevin J. Ontiveros Associate General Counsel, Assistant Corporate Secretary